UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  December 1, 2010

Ruby Tuesday, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	1-12454	63-0475239
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 West Church Avenue
Maryville, Tennessee 37801
(Address of Principal Executive Offices)

(865) 379-5700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions  (See General Instructions A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 1, 2010 Ruby Tuesday, Inc., a Georgia corporation (the “Registrant”), entered into a five-year revolving credit agreement (“Credit Facility”) under which the Registrant may borrow up to $320 Million with the option to increase the Credit Facility by $50 Million to $370 Million.  The Credit Facility replaced a previous five-year facility that was entered into on February 28, 2007 (the “Prior Credit Facility”).  Bank of America, N.A., will serve as Administrative Agent, Issuing Bank, Servicer and Swingline Lender under the Credit Facility.

The terms of the Credit Facility provide for a $40 Million swingline subcommitment and a $50 Million letter of credit subcommitment. The Credit Facility also includes a $50 Million franchise facility subcommitment, which covers guarantees by Registrant of debt of its franchise partners (“Franchise Facility Commitment”) and replaces that certain Amended and Restated Loan Facility Agreement and Guaranty, dated as of November 19, 2004 (as amended from time to time, the “Franchise Facility”) among the Registrant, Bank of America as servicer, and a syndicate of lenders. As of December 1, 2010, the outstanding loans to Registrant’s franchise partners under the franchise facility subcommitment were approximately $40 Million.  The guaranteed debt pursuant to the Franchise Facility Commitment would become primary debt of the Registrant if Registrant purchases those franchise partnerships or if the applicable guarantees are triggered during the term of the Credit Facility.

The interest rate charged on borrowings pursuant to the Credit Facility can vary depending on the interest rate option the Registrant chooses to utilize.  The Registrant’s Base Rate for borrowings is defined to be the higher of Bank of America’s prime rate, the Federal Funds Rate plus 0.5%, or an adjusted LIBO Rate plus 1.00%, plus an applicable margin ranging from 0.25% to 1.25%.  The applicable margin for the Registrant’s Eurodollar Borrowings ranges from 1.25% to 2.25%.

The Credit Facility contains financial covenants relating to the maintenance of leverage and fixed charge coverage ratios and minimum net worth.  The covenants, as well as the conditions to each borrowing, are substantially similar to those contained in the previous facility.

On December 1, 2010, the Registrant drew down approximately $203 Million under the Credit Facility to repay borrowings outstanding under the previous facility.  Fees and expenses incurred in connection with the refinancing were paid from cash on hand. Additionally, new letters of credit totaling $20 Million were obtained to replace those outstanding under the previous facility.

Also on December 1, 2010, the Registrant entered into a First Amendment to Amended and Restated Note Purchase Agreement dated May 21, 2008 (the “Note

Amendment”).  This amendment conformed the covenants in this agreement to the covenants contained in the Credit Facility discussed above.

In connection with the Credit Agreement and Note Amendment, on December 1, 2010, Bank of America, N.A., as Collateral Agent, along with the lenders and institutional investors pursuant to the Credit Agreement and Note Agreement, issued a Notice of Direction and Termination effectively terminating the Intercreditor and Collateral Agency Agreement by and between such parties dated May 21, 2008, and also terminating the Pledge Agreement dated May 21, 2008 by and among Registrant and certain subsidiaries of Registrant (together the “Pledgors”) and the creditors pursuant to the Credit Agreement and Note Agreement, by which the Pledgors had pledged certain subsidiary equity interests as security for the repayment of Registrant’s obligations under the Credit Agreement and Note Agreement.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

Also on December 1, 2010, immediately prior to the effectiveness of the Credit Agreement, the Registrant (i) terminated the Prior Credit Facility because it was being replaced by the Credit Facility, and (ii) terminated the Franchise Facility because the guaranteed debt thereunder was being brought under the Credit Agreement under the Franchise Facility Commitment.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information above described under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

10.1	Revolving Credit Agreement, dated as of December 1, 2010, by and among Ruby Tuesday, Inc., the Lenders, and Bank of America, N.A., as Administrative Agent, Issuing Bank, Servicer and Swingline Lender.

10.2
First Amendment to Amended and Restated Note Purchase Agreement, dated as of December 1, 2010, by and among Ruby Tuesday, Inc., the Participants, and Bank of America, N.A., as Servicer and Agent for the Participants.

10.3	Notice of Direction and Termination dated as of December 1, 2010

10.4
Notice of Payoff and Termination of Amended and Restated Loan Facility Agreement and Guaranty dated as of November 19, 2004 (as amended, restated or modified from time to time), among Ruby Tuesday, Inc., the Participants party thereto, and Bank of America, N.A., as Servicer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruby Tuesday, Inc.
(Registrant)

By: /s/ Marguerite N. Duffy
Marguerite N. Duffy
Senior Vice President and
Chief Financial Officer

Date: December 7, 2010